Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

UFI ACQUISITION, INC.

First:    The name of the Corporation (the “Corporation”) is UFI Acquisition, Inc.

Second:               The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808, and its registered agent at such address is Corporation Service Company.

Third:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute.

Fourth:               The total number of shares of common stock which the Corporation is authorized to issue is two million five hundred thousand (2,500,000) shares of common stock, $0.001 par value per share.

Fifth:    The name and address of the incorporator is as follows:

Lori M. Waldron, Esq.

Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102

Sixth:    The Corporation is to have perpetual existence.

Seventh:             The board of directors shall have the power to adopt, amend or repeal the by-laws, subject to the right of the stockholders entitled to vote with respect thereto to amend and/or repeal the by-laws made by the board of directors.

Eighth:                 The election of directors need not be by written ballot unless the by-laws so require.

Ninth:   The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify all directors or officers of the Corporation whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Tenth:   No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law: (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions by the director not in good faith or which involve the director’s intentional misconduct or a knowing violation of law; (c) under Section 174 or successor provisions of the General Corporation Law of the State of Delaware; or (d) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law of the State of Delaware. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Eleventh:           Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

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IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed and acknowledged this Certificate of Incorporation on the 14th day of January, 2013.

/s/ Lori M. Waldron
LORI M. WALDRON, Incorporator

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